Circuit City Stores, Inc. Reports Fourth Quarter and Fiscal Year 2005 Results

Richmond, Va., April 11, 2005 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the fourth quarter and fiscal year ended February 28, 2005.

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Statement of Operations Highlights

                                             Three Months Ended                      Fiscal Years Ended
                                              February 28 or 29                       February 28 or 29
                                        2005               2004                  2005                2004
(Dollar amounts in millions                   % of               % of                % of                  % of
except per share data)                 $      Sales       $      Sales          $     Sales        $       Sales
-----------------------------------------------------------------------     --------------------------------------
Net sales and operating revenues... $3,469.1  100.0%  $3,295.2  100.0%      $10,472.4 100.0%    $9,857.1   100.0%
Gross profit....................... $  845.0   24.4%  $  783.2   23.8%      $ 2,568.7  24.5%    $2,284.0    23.2%
Selling, general and administrative
    expenses....................... $  715.3   20.6%  $  635.8   19.3%      $ 2,457.0  23.5%    $2,277.5    23.1%
Net earnings (loss) from continuing
    operations..................... $   82.5    2.4%  $   94.7    2.9%      $    59.9   0.6%    $   (0.8)    0.0%
Net earnings (loss) per share from
    continuing operations.......... $   0.43          $   0.46              $    0.31           $   0.00
Net earnings (loss) from discontinued
    operations..................... $    3.0          $   (5.1)             $     1.7           $  (88.5)
Net earnings (loss)................ $   85.4    2.5%  $   89.6    2.7%      $    61.7    0.6%   $  (89.3)   (0.9)%

Balance Sheet Highlights

                                                                     February 28 or 29
(Dollar amounts in millions)                                        2005           2004          % Change
------------------------------------------------------------------------------------------       ------------
Cash, cash equivalents and short-term investments...............   $1,005.0      $  783.5            28.3%
Merchandise inventory...........................................   $1,459.5      $1,517.3            (3.8)%
Accounts payable................................................   $  961.7      $  833.8            15.3%
Long-term debt .................................................   $   12.4      $   23.8           (47.9)%
Stockholders' equity............................................   $2,087.4      $2,224.0            (6.1)%

Fiscal Year 2005 Summary
"Our sales and earnings performance showed improvement over the prior year as the company returned to profitability for the fiscal year," said W. Alan
McCollough,  chairman and chief executive  officer of Circuit City Stores,  Inc.
"We are pleased that our efforts to first stabilize and then grow gross profit margin generated improvements during the year while we continued to rationalize our cost and expense structure, including closing 19 stores during the fourth quarter. We are making progress in improving operations, but we also recognize that more work remains to improve our relevancy with the customer and unlock shareholder value."

Sales. Total sales for the fourth quarter ended February 28, 2005, increased 5.3 percent to $3.47 billion from $3.30 billion for the fourth quarter ended
February 29, 2004, with comparable store sales decreasing 1.8 percent. Total sales for this year's fourth quarter include domestic segment sales of $3.30 billion and international segment sales of $173.5 million.

Total sales for the fiscal year ended February 28, 2005, increased 6.2 percent to $10.47 billion from $9.86 billion in the fiscal year ended February 29, 2004, with comparable store sales increasing 0.7 percent. Total sales for this fiscal year include domestic segment sales of $10.02 billion and international segment sales of $454.9 million.

The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004. Comparable store sales for all periods of the 2005 fiscal year and total sales for the same periods of the 2004 fiscal year reflect domestic sales only.

Net Earnings (Loss) from Continuing Operations. The fiscal 2005 fourth quarter net earnings from continuing operations totaled $82.5 million, or 43 cents per share, compared with net earnings from continuing operations of $94.7 million, or 46 cents per share, for the fourth quarter of fiscal 2004. The international segment's results increased the fiscal 2005 fourth quarter net earnings from continuing operations by $10.5 million, or 5 cents per share.

Net earnings from continuing operations for the fiscal year ended February 28, 2005, totaled $59.9 million, or 31 cents per share, compared with a net loss from continuing operations of $787,000, or 0 cents per share, for the fiscal year ended February 29, 2004. The international segment's results increased net earnings from continuing operations for fiscal year 2005 by $19.7 million, or 10 cents per share.

Net earnings from continuing operations for the fiscal 2005 fourth quarter include the following items: (1) after-tax costs of $30.0 million related primarily to lease terminations, asset write-offs and severance for 19 stores, five regional offices and one distribution center closed during February 2005;
(2) an after-tax expense reduction of $4.4 million related to the reversal of costs recorded in prior periods for certain performance-based restricted stock grants; (3) an after-tax expense of $4.2 million for the cumulative impact of a multi-year lease accounting revision; and (4) an after-tax gain of $1.8 million related to the sale of one of the company's corporate office buildings.

Net earnings from continuing operations for the fiscal 2004 fourth quarter included the following items: (1) after-tax costs of $24.4 million related to lease terminations, asset write-offs and severance for 19 stores closed during February 2004; (2) after-tax costs of $3.9 million related to the sale of the private-label credit card finance operation; and (3) an after-tax benefit of $3.7 million resulting from a reduction in liabilities related to the company's consumer gift card program.

Net Sales and Operating Revenues
"As we discussed in the fourth quarter sales release, total and comparable store sales grew slightly for the year, despite declines in sales of wireless and digital video services, principally driven by business model changes made earlier in the year, of 180 basis points for the fourth quarter and 130 basis points for the fiscal year. We believe the improvements were due in large part to improved execution at the store level," said McCollough. "We saw traffic trends improve as the fourth quarter progressed as a result of our advertised item and promotional effectiveness initiatives. We will continue to focus on increasing the level of associate engagement, improving the customer experience, and increasing the customer perceived level of inventory in-stock.

"During the fiscal year we relaunched our award-winning Web site, which continues to drive strong sales growth," said McCollough. "We believe that customers will increasingly engage our brand across multiple channels, and we are putting resources behind engaging customers wherever they choose to shop."

Domestic extended warranty revenues were as follows for the fourth quarter and fiscal years ended February 28, 2005, and February 29, 2004:
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Domestic Extended Warranty Revenue(a)

                                                  Three Months Ended               Fiscal Years Ended
                                                   February 28 or 29                 February 28 or 29
(Dollar amounts in millions)                    2005             2004              2005           2004
------------------------------------------------------------------------          --------------------
Extended warranty revenue...................     $119.4        $100.0              $379.4        $325.5
Percent of total sales......................        3.6%          3.0%                3.8%          3.3%
(a) Calculations exclude  international segment sales and operating revenues and international segment extended warranty revenue.

Net credit expenses were $434,000 for the fourth quarter. The company continued to see strong new account activations, offset by costs associated with promotional financing. For the fiscal year, the domestic segment's net credit revenues were $7.8 million.

During the fourth quarter ended February 28, 2005, the company expanded the revenues included in comparable store sales to include extended warranties, installations and other non-merchandise revenues. Also during the fourth quarter, the company reclassified certain revenues, costs and expenses relating primarily to mobile audio installations. A summary of comparable store sales changes under the previous and current methodologies for fiscal 2004, as well as a quarterly breakdown of selling, general and administrative expenses that reflects the reclassifications for the first three quarters of fiscal 2005 and the four quarters of fiscal 2004, was filed on Form 8-K on Friday, April 8.

Gross Profit Margin
The gross profit margin was 24.4 percent in the fourth quarter of fiscal 2005, compared with 23.8 percent in the same period last fiscal year. The inclusion of the international segment contributed approximately 89 basis points to the improvement. The domestic segment's gross profit margin decreased 29 basis points. The change in the domestic gross profit margin reflects lower store merchandise margin due to competitive promotions on products such as DVD players, large analog televisions and home-theater-in-a-box and aggressive year-end clearance efforts. This was partially offset by the increase in extended warranty sales, which carry higher-than-average gross profit margins, and continued performance improvements in the efficiency of the company's product service and distribution operations. The inclusion of net credit expenses in net sales and operating revenues had an immaterial impact on the fourth quarter gross profit margin.

For the year, the gross profit margin was 24.5 percent in fiscal 2005, compared with 23.2 percent in fiscal 2004. The inclusion of the international segment's revenues and cost of sales, buying and warehousing contributed 71 basis points to the improvement.

Stock-based Compensation Expense
Stock-based compensation expense represents a benefit of $1.4 million in the fourth quarter of fiscal 2005 compared with an expense of $8.2 million in the same period last fiscal year. Under the terms of a 2004 performance-based restricted stock grant, vesting is contingent upon the company achieving a targeted operating profit margin for fiscal 2006. The company's accounting policy is to amortize restricted stock expense ratably over the period from the date of grant through the expected vesting date. During the fourth quarter, management determined that it is unlikely that the target will be met and, as a result, reversed the amortization expense incurred to date. For fiscal 2005, stock-based compensation expense totaled $19.4 million, compared with $38.7 million in fiscal 2004.

Selling, General and Administrative Expenses
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Selling, General and Administrative Expenses

                                             Three Months Ended                      Fiscal Years Ended
                                              February 28 or 29                       February 28 or 29
                                        2005               2004                  2005                2004
                                              % of               % of                % of                  % of
(Dollar amounts in millions)         $(a)     Sales       $      Sales        $(b)    Sales        $       Sales
-----------------------------------------------------------------------    ---------------------------------------
Store expense....................   $645.5    18.6%    $564.6    17.1%     $2,188.9   20.9%   $2,018.8     20.5%
General and administrative expenses   64.1     1.8       65.4     2.1         225.6    2.2       202.3      2.1
Remodel expenses.................        -       -       (5.9)   (0.2)          0.3      -        23.9      0.2
Relocation expenses..............      7.5     0.2       11.6     0.4          40.8    0.4        30.5      0.3
Pre-opening expenses.............      3.8     0.1        1.3       -          15.8    0.1         8.6      0.1
Interest income..................     (5.6)   (0.1)      (1.2)      -         (14.4)  (0.1)       (6.6)    (0.1)
                                    -----------------------------------    -------------------------------------
Total............................    $715.3   20.6%    $635.8    19.3%     $2,457.0   23.5%   $2,277.5     23.1%
                                    ===================================    =======================================
(a)  Includes  international  segment  store  expenses  of $44.2 and general and administrative expenses of $9.9 million.
(b)  Includes  international  segment  store  expenses of $121.0 and general and administrative expenses of $28.0 million.

Selling, general and administrative expenses were 20.6 percent of total sales in the fourth quarter of this fiscal year, compared with 19.3 percent of total sales in the same period last year. The domestic segment's expense-to-sales ratio increased 78 basis points. The inclusion of the international segment increased this year's fourth quarter expense-to-sales ratio by 55 basis points.
The increase in the domestic segment's ratio for the fourth quarter reflects the impact of increased store closing costs and the costs recognized for the revision in lease accounting, partially offset by a decrease in payroll and fringe benefits and an increase in interest income.

During the fourth quarter, the company recorded an expense of $6.5 million for the cumulative impact of a multi-year lease accounting revision. The company changed its accounting practices associated with landlord reimbursements for construction by the company on leased property. To the extent that landlord reimbursements exceed structural costs of a new store, the excess of funding over cost is classified as a long-term liability. Shortfalls in funding are classified as long-term assets, unless the under-funding is substantial. In cases of substantial under-funding, the reimbursement is not used to offset capital expenditures; instead the entire amount is classified as a long-term liability. This adjustment does not impact historical or future net cash flows or the timing of any payments under the related leases. The adjustments do not result in a restatement of previously reported statements of operations due to immateriality; however, appropriate reclassifications have been reflected in prior year's balance sheets and cash flow statements.

The fiscal 2005 fourth quarter store expenses include costs of $47.4 million related to the closing of 19 stores and five regional offices in February 2005.
The fiscal 2005 fourth quarter general and administrative expenses include a gain of $2.8 million related to the sale of one of the company's corporate office buildings. The fiscal 2004 fourth quarter store expenses include costs of $38.4 million related to the closing of 19 stores in February 2004. Fiscal 2004 fourth quarter store expenses were partly offset by a $5.9 million benefit resulting from the reduction in liabilities associated with the company's gift card program.

For the year, selling,  general and administrative expenses were 23.5 percent of total sales in fiscal  2005,  compared  with 23.1  percent in fiscal  2004.  The
inclusion  of  the   international   segment   increased   this  fiscal   year's
expense-to-sales ratio by 42 basis points.

Net Earnings (Loss) from Discontinued Operations
Results from the company's bankcard operations, as well as the Divx operation, have been presented as results from discontinued operations. In the fourth quarter of fiscal 2005, Circuit City reduced the provision for commitments under Divx licensing agreements, increasing the earnings from discontinued operations by $3.0 million. The company has no further commitments related to the Divx operation. For the fourth quarter ended February 29, 2004, the after-tax loss from the discontinued bankcard operation totaled $5.1 million.

For fiscal year 2005, the net earnings from discontinued operations totaled $1.7 million and are comprised of post-closing adjustments related to the sale of the bankcard operation offset by the $3.0 million Divx gain. For fiscal 2004, the after-tax loss from the discontinued bankcard operation totaled $90.0 million offset by Divx income of $1.5 million.

Financial Condition
The adjustments made for the lease accounting revision affected the balance sheets for February 28, 2005, and February 29, 2004. For 2005, the impact to property and equipment was an increase of $113.0 million, the impact to other assets was an increase of $15.1 million, the impact to deferred income tax asset was an increase of $2.4 million, the impact to accrued straight-line rent and deferred rent expense was an increase of $134.6 million and the impact to retained earnings was a decrease of $4.2 million. For 2004, the impact to property and equipment was an increase of $91.2 million, the impact to other assets was an increase of $17.1 million and the impact to accrued straight-line rent and deferred rent expense was an increase of $108.3 million.

At February 28, 2005,  Circuit City had cash,  cash  equivalents  and short-term investments of $1.00 billion, compared with $783.5 million at February 29, 2004.
The  year-over-year  change in the cash balance  reflects the net cash  proceeds from the sale of the company's  finance  operations  and  improvement in working capital management, partly offset by acquisition costs for InterTAN, Inc. During fiscal 2005,  the company also used $259.8  million to  repurchase  19.2 million shares of common stock under the company's stock buyback authorization.  Capital expenditures,  net of landlord  reimbursements,  totaled  $164 million in fiscal
2005. Of this total,  approximately  $56 million was related to relocations  and remodels,  $42  million to new stores and $37  million to  information  systems.
Store,  distribution and other  expenditures,  including a real estate purchase,
totaled  $21  million.   Net  capital  expenditures  were  $8  million  for  the
international segment.

Merchandise inventory declined to $1.46 billion at February 28, 2005, from $1.52 billion at February 29, 2004. A $161 million decrease in domestic inventory was partly offset by the addition of the international segment's inventory of $103 million. The decrease in domestic inventory, which was slightly more than our expectation, reflects stronger than expected sales of personal computers and big screen televisions, a decrease in import product-in-transit and the business model changes in wireless and digital video service.

Accounts payable increased $128 million, reflecting increases in domestic merchandise payables, the addition of the international segment and amounts associated with promotional financing. An increase of $79 million in accrued expenses and other liabilities primarily reflects the addition of InterTAN expenses.

A decrease in long-term debt of $11.4 million reflects the sale of one of the company's corporate office buildings. An increase of $29 million in other liabilities includes $19 million of other liabilities related to the inclusion of the international segment.

Store Revitalization
During fiscal 2005, the domestic  segment opened 59 Circuit City Superstores and
fully  remodeled  one  Superstore.   Twenty-eight  of  the  stores  opened  were
relocations,  and 31 were incremental stores. Expenses related to domestic store relocations and one remodel totaled approximately $41.1 million in fiscal 2005.

Since the initiation of Circuit City's store revitalization program at the beginning of fiscal 2001 through the end of fiscal 2005, the company has relocated 66 stores, of which 46 have been open for more than six months. In their first full six months following grand opening, these stores have
o an average sales change that was approximately 28 percentage points better than the sales pace of the remainder of the store base during the same time periods and
o    an internal rate of return of approximately 15 percent.

The 31 relocated stores open more than 12 months have produced the following results for their 12-month periods after grand opening:
o an average sales change that was approximately 25 percentage points better than the sales pace of the remainder of the store base during the same time periods;
o a return on invested capital, including lease termination and sublease costs on vacated stores, of approximately 7 percent; and
o a return on invested capital, excluding lease termination and sublease costs on vacated stores, of approximately 18 percent.

The reported return on invested capital performance for relocated stores open more than 12 months includes the impact of terminating the leases on, rather than subleasing, three of the four stores added to the calculation base in the fourth quarter. In most cases when terminating a lease, the aggregate payout to the landlord would be less than the aggregate payout to the landlord, net of sublease income, over the life of a sublease. Due to the timing of the payment, however, the return on invested capital in the measured period is lower under a lease termination, in which a one-time payment is made, than under a sublease, in which the payments are spread over the life of the lease.

Since initiation of the revitalization program, the company has opened 79 incremental stores. For the measured periods, incremental stores have produced the following results:
o a return on invested capital of approximately 13 percent measured at the end of the first twelve months after grand opening for the 48 stores that have been open for more than 12 months and
o a return on invested capital of approximately 22 percent measured at the end of the second twelve months after grand opening for the 41 stores that have been open for more than 24 months.

Due to a calculation error in the company's original analysis, it revised upward the returns on invested capital produced by incremental stores that were reported for the period ended November 30, 2004. The revised results as of November 30, 2004, for the measured periods include
o a return on invested capital of approximately 15 percent measured at the end of the first twelve months after grand opening for the 42 stores that had been open for more than 12 months and
o a return on invested capital of approximately 23 percent measured at the end of the second twelve months after grand opening for the 36 stores that had been open more than 24 months.

The company continues to anticipate that, as stores are added to the relocation base and incremental store base, the average results from relocated and incremental stores will vary.

Beginning in fiscal 2006, sales changes for relocated stores and return on invested capital for relocated and incremental stores will be the sole statistical performance measures reported for our store revitalization efforts.

Fiscal 2006 Outlook
The company expects to generate the following results in fiscal 2006:
o    total sales growth of 3 percent to 6 percent
o    domestic comparable store sales growth in the low single-digit range
o operating margin (earnings from continuing operations before income taxes) of 1.3 percent to 2.3 percent

This outlook is based on the following assumptions:
o    the addition of and growth in the international segment
o    new and relocated store openings
o    more effective  advertising  and promotions  that should drive traffic
o    an improved customer experience that should increase the close rate
o    enhanced customer perceived in-stock levels
o    continued growth in our Circuit City Direct business

Domestic segment Superstore opening estimates will be as shown in the table below. The timing of store openings depends upon a number of factors and can change during the year.

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Domestic Segment Superstore Opening Estimates

                                                            Q1         Q2          Q3       Q4      FY06
----------------------------------------------------------------------------------------------------------
Incremental Superstores..............................        0          7          8-10     3-6     18-23
Relocated Superstores................................        3          2          4-6      3-6     12-17
                                                             -         --          ---      ---     -----
Total Expected Superstore Openings...................        3          9         12-16     6-12    30-40

Expenses related to domestic store relocations are expected to total approximately $17 million. Capital expenditures, net of landlord reimbursements, are expected to total approximately $205 million. This total includes $72 million for relocations and new store construction and $112 million for information systems. Net capital expenditures of $13 million are anticipated for the international segment. Store, distribution and other expenditures are expected to total $8 million.

"During fiscal 2006 and fiscal 2007, we expect to make significant investments both to improve the tools and processes that we will use to transform our business and to create new growth engines," said Michael E. Foss, executive vice president and chief financial officer. "We will invest in a number of standards-based systems to replace the proprietary systems that we currently use. We have already discussed our new point of sale system, which will be implemented by the end of the fiscal year. We also will improve our view of data through a company-wide data warehouse. Other areas of focus will be in supply chain and customer data, merchandising and marketing systems and standardization of our infrastructure to simplify support. Once completed, the transformation will give us next generation systems that will dramatically improve our infrastructures and the flow of information, and that are easier and less costly to maintain and that facilitate cross-functional communication."

The company also announced it will consolidate its quarterly sales and earnings releases into one quarterly release, beginning in the first quarter of fiscal 2006. The company will continue to report sales for the month of December.

Conference Call Information
Circuit City will host a conference call for investors at 10:00 a.m. EDT today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 3:00 p.m. EDT today and will remain available through April 18. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 5353272. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Richmond, Va.,-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At February 28, the domestic segment operated 612 Superstores and five mall-based stores in 158 U.S. markets. At February 28, the international segment operated through 1,030 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at www.circuitcity.com.

Forward-Looking Statements
Statements  made  in  this  release,  other  than  those  concerning  historical financial information,  may be considered forward-looking statements,  which are subject  to risks  and  uncertainties,  including  without  limitation:  (1) the company's  ability to continue to generate  strong sales growth  through its Web site, (2) the availability of real estate that meets the company's  criteria for new and relocating stores, (3) the cost and timeliness of new store openings and relocations,  (4) consumer  reaction to new store  locations  and changes in the company's store design and  merchandise,  (5) the impact of inventory and supply chain management  initiatives on inventory levels and profitability,  (6) timely production  and  delivery  of  private-label  merchandise  and level of consumer demand  for  those  products,  (7) the  extent  to which  customers  respond  to promotional  financing  offers and the types of  promotional  terms the  company offers,  (8) effectiveness of the company's  advertising and marketing  programs for  increasing  consumer  traffic and sales,  (9) the  ultimate  outcome of the
InterTAN  litigation  with  RadioShack,  any  associated  costs,  any  change in competitive  conditions,  or any business disruption resulting from any required rebranding of InterTAN's RadioShack-branded stores and dealer outlets in Canada, and (10) the accuracy of the assumptions underlying the company's projected 2006 results as discussed under "Fiscal 2006 Outlook" in this release.  Discussion of additional  factors that could cause actual  results to differ  materially  from management's  projections,  forecasts,  estimates and  expectations is set forth under  Management's  Discussion  and  Analysis  of  Results  of  Operations  and
Financial  Condition in the Circuit City Stores, Inc. Annual Report for 2004 and
Quarterly  Report on Form 10-Q for the fiscal  quarter ended  November 30, 2004, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.
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Domestic Segment Performance Summary
                                                            Three Months Ended          Fiscal Years Ended
                                                             February 28 or 29           February 28 or 29
(Amounts in millions)                                      2005           2004          2005           2004
---------------------------------------------------------------------------------     -----------------------
Net sales and operating revenues.....................    $3,295.6       $3,295.2       $10,017.5     $9,857.1
Gross profit.........................................    $  773.3       $  783.2       $ 2,386.2     $2,284.0
Selling, general and administrative expenses.........    $  661.4       $  635.8       $ 2,308.4     $2,277.5
Earnings (loss) from continuing operations
      before income taxes............................    $  113.3       $  149.1       $    63.4     $   (1.2)

International Segment Performance Summary(a)
                                                            Three Months Ended          Fiscal Years Ended
                                                             February 28 or 29           February 28 or 29
(Amounts in millions)                                       2005          2004          2005           2004
---------------------------------------------------------------------------------     -----------------------
Net sales and operating revenues.....................      $173.5          $-           $454.9          $-
Gross profit.........................................      $ 71.7          $-           $182.6          $-
Selling, general and administrative expenses.........      $ 53.9          $-           $148.6          $-
Earnings from continuing operations
      before income taxes............................      $ 17.3          $-           $ 32.4          $-

(a) The international segment consists of the operations of InterTAN, Inc., in which Circuit City acquired a controlling interest on May 12, 2004.
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Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033


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                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         PERIODS ENDED FEBRUARY 28 OR 29
                  (Amounts in thousands except per share data)

                                                           Three Months                            Twelve Months
                                                               2005              2004                 2005                2004

NET SALES AND OPERATING REVENUES                             $3,469,085       $3,295,243          $10,472,364        $9,857,057
Cost of sales, buying and warehousing                         2,624,121        2,512,052            7,903,641         7,573,049
                                                             ----------      ------------        ------------       - ---------

GROSS PROFIT                                                    844,964          783,191            2,568,723         2,284,008

Finance income                                                        -           10,275               5,564            32,693

Selling, general and administrative expenses                    715,319          635,821            2,457,032         2,277,479

Stock-based compensation expense                                 (1,439)           8,237               19,400            38,658

Interest expense                                                    441              325                2,066             1,804
                                                             ----------      ------------        ------------       ----------

Earnings (loss) from continuing
    operations before income taxes                              130,643          149,083               95,789            (1,240)

Income tax provision(benefit)                                    48,182           54,415               35,878              (453)
                                                              ----------     ------------        ------------       ----------

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                   82,461           94,668               59,911              (787)

NET EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS                  2,961           (5,107)               1,747           (88,482)
                                                             ----------      ------------        ------------       ----------

NET EARNINGS (LOSS)                                          $   85,422       $   89,561          $    61,658        $  (89,269)
                                                             ==========       ============       ============       ==========

Weighted average common shares:
       Basic                                                    187,797          205,012              193,466           205,865
                                                             ==========      ============        ============       ==========

       Diluted                                                  190,667          207,595              196,227           205,865
                                                             ==========      ============        ============       ==========


NET EARNINGS (LOSS) PER SHARE:
    Basic:
       Continuing operations                                 $     0.44       $     0.46          $      0.31        $    (0.00)
       Discontinued operations                                     0.02            (0.02)                0.01             (0.43)
                                                             ----------      ------------        ------------       ----------

                                                             $     0.45       $     0.44          $      0.32        $    (0.43)
                                                           =============     ============        ============       ==========


    Diluted:
       Continuing operations                                 $     0.43       $     0.46          $      0.31        $    (0.00)
       Discontinued operations                                     0.02            (0.02)                0.01             (0.43)
                                                           -------------     ------------        ------------       ----------

                                                             $     0.45       $     0.43          $      0.31        $    (0.43)
                                                           =============     ============         ===========        ==========






                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                   February 28 or 29
                                                                          2005                        2004
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         879,660           $         783,471
Short-term investments                                                       125,325                           -
Accounts receivable, net of allowance for
  doubtful accounts of $120 and $547                                         172,995                     170,568
Retained interests in securitized receivables                                      -                     425,678
Merchandise inventory                                                      1,459,520                   1,517,256
Deferred income taxes                                                         29,518                           -
Prepaid expenses and other current assets                                     18,697                      22,088
                                                                     --------------------------------------------

Total Current Assets                                                       2,685,715                   2,919,061

Property and equipment, net                                                  738,802                     677,107
Deferred income taxes                                                         73,558                      88,146
Goodwill                                                                     215,884                           -
Other intangible assets                                                       31,331                           -
Other assets                                                                  44,092                      46,212
                                                                  -------------------         -------------------

TOTAL ASSETS                                                       $       3,789,382           $       3,730,526
                                                                  ===================         ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $         961,718           $         833,825
Accrued expenses and other current liabilities                               228,966                     149,605
Accrued income taxes                                                          72,274                      71,163
Deferred income taxes                                                              -                      79,422
Current installments of long-term debt                                           888                       1,115
Liabilities of discontinued operations                                             -                       3,068
                                                                  -------------------         -------------------

Total Current Liabilities                                                  1,263,846                   1,138,198

Long-term debt, excluding current installments                                11,522                      22,691
Accrued straight-line rent and deferred rent expense                         230,426                     206,784
Sublease reserve                                                             104,234                      75,722
Other liabilities                                                             91,920                      63,170
                                                                  -------------------         -------------------

TOTAL LIABILITIES                                                          1,701,948                   1,506,565
                                                                  -------------------         -------------------

Stockholders' Equity:
Common stock                                                                  94,075                     101,950
Capital in excess of par value                                               721,038                     922,600
Retained earnings                                                          1,247,221                   1,199,411
Accumulated other comprehensive income                                        25,100                           -
                                                                  -------------------         -------------------

TOTAL STOCKHOLDERS' EQUITY                                                 2,087,434                   2,223,961
                                                                  -------------------         -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       3,789,382           $       3,730,526
                                                                  ===================         ===================

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